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                                                                      EXHIBIT 99

                           NOVASTAR FINANCIAL, INC.

    NovaStar Financial, Inc. Announces Committed Credit Facility to Address
                                   Liquidity


          WESTWOOD, Kan., Oct. 13 /PRNewswire/ -- NovaStar Financial, Inc. (NYSE: NFI) announced today that it has entered into a 90-day committed secured financing agreement to address its immediate liquidity needs. This agreement involves the ability to borrow up to $15 million in principal, secured by certain mortgage interests, and includes the issuance of warrants for the purchase of approximately 800,000 shares of common stock at an exercise price of $4.5625 per share, the closing price on October 12, 1998. Amounts borrowed under the secured financing arrangement will be due 90 days from October 13, 1998. Both parties have entered into this arrangement with the intent of pursuing the development of a long-term strategic alliance, which if successfully completed, may involve the issuance of warrants for an additional 800,000 shares of common stock at the same strike price. The Company contemplates that any such strategic alliance would benefit the Company by, among other things, providing an additional source of purchases of NovaStar Mortgage production, and additional financing facilities. Consummation of the foregoing secured financing arrangement is subject to execution of definitive documentation and payment of a commitment and related fees.
          The Company had previously announced it learned late last week that its access to back-up collateralized credit facilities with Wall Street broker-dealers had been severely restricted as a result of market conditions affecting financial institutions generally.
          The Company indicated it still anticipates taking a number of steps previously identified to provide additional liquidity, including:
          . delay payment of the third quarter dividend of $0.35 per share until January 15, 1999
          . sell certain mortgage securities and related hedging arrangements to eliminate margin calls
          . continue with the sale of certain whole loans, the first of which management anticipates closing during October and November 1998.
          Notwithstanding the foregoing secured financing arrangement, the Company expects that the sale of certain mortgage assets and related hedges will produce significant fourth quarter losses.
          The Company continues to be in discussions with its current lenders regarding collateral levels under certain secured borrowings. The Company anticipates that a portion of borrowings under the financing arrangement discussed above will be used in satisfaction of amounts due to existing lenders.
          "We are extremely pleased we were able to secure alternative financing arrangements in such a short period of time," said Scott Hartman, Chairman and CEO. "We believe that current market conditions warranted securing committed financing arrangements. This facility, along with a number of other anticipated measures as outlined above, provides us with the necessary funds to meet our immediate liquidity requirements and also allows us to continue to fund the mortgage loan originations of our affiliates, NovaStar Mortgage. We are very optimistic about the long-term opportunities this relationship offers to NovaStar."
          The Company's stock closed at $4.5625 per share on Monday, October 12, down from its high for this year of $21.125 on March 9, 1998.
          NovaStar Financial, Inc. is a Real Estate Investment Trust (REIT) that invests in single-family residential subprime mortgage loans originated by its affiliate, NovaStar Mortgage,
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Inc. and in high-quality mortgage securities. Mortgage loans in the portfolio are financed on a long-term basis by issuing collateralized mortgage obligations in transactions structured as debt instruments. NovaStar Financial is located in Westwood, Kansas, a part of the Kansas City metropolitan area. NovaStar Mortgage maintains wholesale lending operations in Orange County, California and Boca Raton, Florida .
          Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, the availability of subprime residential mortgage loans, and other risk factors outlined in the Company's annual report on Form 10K.

SOURCE    NovaStar Financial, Inc
          -0-                       10/13/98
          /CONTACT: Mark J. Kohlrus, Chief Financial Officer, 913-514-3534, or Investor Information, Anna LeCluyse, 913-514-3505, or fax, 913-514-3515, both of NovaStar Financial/

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